Exhibit 99.1

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investor Relations:
Cara O’Brien/Melissa Myron
Media Contact:
Melissa Merrill
Financial Dynamics
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD THIRD QUARTER SALES AND EARNINGS
~ Sales Increase 12% ~
~ Operating Income Increases 19%~
     ROCHESTER, N.Y. – January 17, 2006 – Monro Muffler Brake, Inc. (Nasdaq: MNRO) a leading provider of automotive undercar repair and tire services, today announced record financial results for the third quarter ended December 24, 2005.
     Third quarter sales increased 12.0% to a record $90.2 million from $80.5 million last year. Comparable store sales increased 4.7%, led by growth of approximately 15% and 9% in the comparable store tire and maintenance service categories, respectively. In addition, sales from new stores added $6.7 million during the quarter.
     Gross profit for the third quarter increased 10.3% to $34.9 million versus $31.6 million reported in the third quarter of fiscal 2005. Gross margin was 38.7% compared to 39.3% in the year ago period, which can be attributed to a shift in sales mix to the lower margin tire and maintenance service categories and an increase in the cost of oil. Selling, general, and administrative expenses, as a percentage of sales, improved to 30.5% versus 31.5% in the third quarter last year due largely to the Company’s ability to leverage fixed costs, as well as a decrease in Sarbanes-Oxley compliance costs. Together, these factors contributed to an 18.7% increase in operating income and a 40 basis point improvement in operating margin compared to the same period last year.
     Net income increased 15.4% to a record $4.1 million versus $3.5 million reported in the same quarter last year. Earnings per diluted share for the quarter grew 12.5% to $0.27, at the high end of the Company’s previous estimate, from $0.24 in the year ago period. The Company opened three new stores during the quarter and closed three stores, resulting in 625 stores at the end of the quarter.
     For the nine month period, net sales increased 9.4% to $280.5 million versus $256.3 million last year. Net income for the same period was $19.4 million, 14.9% above the $16.9 million reported last year. Earnings per diluted share for the nine months increased 12.1% to $1.30 compared to $1.16 last year.
     Robert G. Gross, President and Chief Executive Officer, commented, “We are excited that we were able to deliver another quarter of record results, even as our customers remain cautious. Our tire and maintenance service categories, which are increasingly important to our business, contributed to the double-digit top line gains in the quarter. Further, our ability to increase sales off of our existing cost base helped improve our industry leading operating margin and drive an impressive 18.7% increase in operating income.”
     Based on current trends and year-to-date results, the Company continues to expect comparable store sales growth for the full fiscal year to be in the range of 2% to 3%, and diluted earnings per share to be between $1.52 and $1.55 compared to $1.35 per share last year.
     Mr. Gross concluded, “Our year-to-date performance highlights the strength of our business model. In particular, we believe that our commitment to customer service, coupled with our efficient operating structure and proven growth strategy, will help continue these positive trends for the balance of the year and beyond. Our business model has also helped us successfully acquire and profitably integrate target companies, and this will continue to be a key aspect of our growth strategy. In addition, we are pleased with our initial investment in Strauss Discount Auto and our current expectation is to close by March 31 on the 87% we do not currently own.”

     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 626 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
          The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 26, 2005.

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended Fiscal December
	2005	2004	% Change
		Restated
Sales	$90,188	$80,522	12.0%

Cost of sales, including distribution and occupancy costs	55,300	48,897	13.1

Gross profit	34,888	31,625	10.3

Operating, selling, general and administrative expenses	27,463	25,372	8.2

Operating income	7,425	6,253	18.7

Interest expense, net	845	638	32.4

Other expense (income), net	30	(61)

Income before provision for income taxes	6,550	5,676	15.4

Provision for income taxes	2,489	2,157	15.4

Net income	$4,061	$3,519	15.4

Diluted earnings per common share	$.27	$.24	12.5%

Weighted average number of diluted shares outstanding	15,038	14,554

Number of stores open (at end of quarter)	625	611

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Amounts in thousands, except per share amounts)

	Nine Months Ended Fiscal December
	2005	2004	% Change
		Restated
Sales	$280,454	$256,290	9.4%

Cost of sales, including distribution and occupancy costs	165,119	150,764	9.5

Gross profit	115,335	105,526	9.3

Operating, selling, general and administrative expenses	81,142	76,226	6.4

Operating income	34,193	29,300	16.7

Interest expense, net	2,537	1,811	40.1

Other expense, net	333	231

Income before provision for income taxes	31,323	27,258	14.9

Provision for income taxes	11,903	10,359	14.9

Net income	$19,420	$16,899	14.9

Diluted earnings per share	$1.30	$1.16	12.1%

Weighted average number of diluted shares outstanding	14,970	14,530

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	December 24,	March 26,
	2005	2005
Assets

Current assets Cash	$—	$888

Inventories	63,438	59,753

Other current assets	16,825	16,878

Total current assets	80,263	77,519

Property, plant and equipment, net	163,132	164,309

Other noncurrent assets	51,450	43,157

Total assets	$294,845	$284,985

Liabilities and Shareholders’ Equity

Current liabilities	$47,498	$50,361

Long-term debt	47,178	55,438

Other long-term liabilities	10,640	11,697

Total liabilities	105,316	117,496

Total shareholders’ equity	189,529	167,489

Total liabilities and shareholders’ equity	$294,845	$284,985

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